Parker Hannifin Corporation Quarterly Earnings Release 3 rd Quarter FY2012 April 24, 2012 Exhibit 99.2

Forward-Looking Statements
Forward-Looking Statements:
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions; ability to realize anticipated cost savings from business realignment activities; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to insurance and employee retirement and health care benefits; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.
Slide 2

Slide 3
Non-GAAP Financial Measures
This presentation reconciles sales amounts reported in accordance with U.S. GAAP to sales amounts adjusted to remove the effects of acquisitions made within the prior four quarters and the effects of currency exchange rates on sales. The effects of acquisitions and currency exchange rates are removed to allow investors and the company to meaningfully evaluate changes in sales on a comparable basis from period to period.

Slide 4 Discussion Agenda CEO 3 rd Quarter Highlights Key Performance Measures & Outlook Questions & Answers CEO Closing Comments

Slide 5
Third Quarter FY12 Highlights
Record 3 rd Quarter Sales: Q3 Sales Increased 4.7% Year-
over-Year to $3.4B due to Industrial North America and
Aerospace
End Market Demand: Order Improvement of 2% Year-over-
Year Against Tougher Comparables driven by North America
and Aerospace
Operating Margin: 15.1% as compared to 14.8% in Q3 FY11
NA Industrial Increased to 17.3% from 16.1% in Q3 FY11; a
Third Quarter Record
Net Income: All-time Quarterly Record of $313 million
Earnings Per Share: All-time Quarterly Record of $2.01 vs.
$1.68 in Q3 FY11
Strong Balance Sheet: Cash Balance of $773M and
Debt/Total Capitalization Metric of 24.3%
Continued Strong Cash Flow: Q3 FY12 Operating Cash Flow/Sales
of 13.1%; YTD FY12 of 10.3%

Slide 6 Financial Highlights Diluted Earnings per Share 3 rd Quarter and Year-to-Date $2.01 $1.68 $5.49 $4.58 $.00 $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 Q3 FY12 Q3 FY11 FY12 YTD FY11 YTD

Slide 7
Influences on 3
rd
Quarter Earnings
Diluted Earnings Per Share Increase Year-over-Year of $.33 or
20% Primarily Driven By:
Improved Segment Operating Margins to 15.1% from 14.8%
($.13 EPS Impact) driven by Industrial North America and
Climate & Industrial Controls
Lower Tax Rate due to Favorable Resolution of Prior Year Tax
Filings ($.13 EPS Impact)
Lower Shares Outstanding due to Share Repurchase
($.14 EPS Impact)
Offset by:
Increased Expense Below Segment Operating Income Mainly
due to Negative Currency Impact and Prior Year Favorable
Insurance Recoveries ($.08 EPS Impact)

Slide 8 Financial Highlights Sales – 3 rd Quarter

Slide 9 Segment Reporting Industrial North America

Slide 10 Segment Reporting Industrial International

Slide 11 Segment Reporting Aerospace

Slide 12 Segment Reporting Climate & Industrial Controls

Slide 13
Parker Order Rates
Excludes Acquisitions & Currency
3-month year-over-year comparisons of total dollars, except Aerospace
Aerospace is calculated using a 12-month rolling average
MAR '12 DEC '11 MAR '11 DEC '10
Total Parker 2% +    3% +    24% +    29% +
Industrial North America 7% +    8% +    20% +    26% +
Industrial International 1% -     1% +    22% +    29% +
Aerospace 4% +    0% +    44% +    37% +
Climate & Industrial Controls 6% -     5% -     14% +    26% +
Three Month Rolling at Period End

Slide 14 Balance Sheet Summary Cash Working capital - Accounts receivable - Inventory - Accounts payable

Slide 15 Strong Cash Flow Cash from Operating Activities 3 rd Quarter and Year-To- Date

Slide 16
Financial Leverage
20.0%
22.0%
24.0%
26.0%
28.0%
30.0%
32.0%
34.0%
36.0%
38.0%
40.0%
42.0%
FY01 FY02 FY03 FY04 FY05 FY06 FY07 FY08 FY09 FY10 FY11 FY12
YTD
Debt to Debt Equity
24.3%
Debt to Debt Equity
(15.4% net Debt)
24.3%

Slide 17
FY 2012  Earnings Outlook Assumptions
Segment Sales & Operating Margins
  FY 2012 Sales change versus FY 2011
  Industrial North America 11.0%   --  11.5%
  Industrial International 3.3%   --  4.1%
  Aerospace 8.0%   --  9.0%
  Climate & Industrial Controls (3.9)%   --  (2.8)%
  FY 2012 Operating margin percentages
  Industrial North America 17.3%   --  17.5%
  Industrial International 14.9%   --  15.1%
  Aerospace 13.2%   --  13.4%
  Climate & Industrial Controls 8.0%   --  8.2%

Slide 18
FY 2012 Earnings Outlook Assumptions
below Operating Margin (+/-.7%)
Expenses Below Segment Operating Margin*
$429M at Midpoint
Tax Rate = 26.5%
*Corporate Admin, Interest and Other Expense (Income)

Slide 19 Earnings Outlook – FY12

Slide 20 Questions & Answers... * * * *

Appendix Income Statement 3 rd Quarter FY2012 3 rd Quarter YTD FY2012 ****************** * * * *

Slide 22 Income Statement – 3 rd Quarter

Slide 23 Income Statement – 3 rd Quarter YTD